Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Genesis Microchip Inc.

We consent to the use of our report dated April 26, 2002, with respect to the consolidated balance sheets of Genesis Microchip Inc. as of March 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2002, incorporated herein by reference.

/s/    KPMG LLP

Toronto, Canada
December 19, 2002